PRESS RELEASE
--------------------------------------------------------------------------------


L. B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact:    Stan L. Hasselbusch

Phone:   (412) 928-3417

FAX:     (412) 928-7891

Email: investors@LBFosterCo.com

FOR IMMEDIATE RELEASE


                              L. B. FOSTER COMPANY

                REPORTS CONTINUED STRONG EARNINGS IMPROVEMENT IN

                                  THIRD QUARTER

PITTSBURGH, PA, October 26, 2006 - L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of rail, construction, and tubular products, today reported that its third quarter earnings per diluted share from continuing operations increased to $0.32 from $0.21, a 52% increase, the seventh consecutive quarter the Company has recorded an earnings increase over the prior year quarter.

2006 Third Quarter Results

In the third quarter of 2006, L. B. Foster had earnings per diluted share of 34 cents and net income of $3.7 million compared to 22 cents per diluted share and net income of $2.3 million in the third quarter of 2005. The Company reported $0.3 million of income from discontinued operations, which reflects the winding down of our former Geotechnical Division, that was sold in the first quarter of 2006. Diluted earnings per share from continuing operations were 32 cents on earnings of $3.4 million compared to 21 cents on earnings of $2.2 million in 2005.

Net sales increased 5% to $95.9 million compared to $90.9 million in the prior year quarter.

Gross profit margin was 14.5%, up 260 basis points from the prior year quarter primarily as a result of increased billing margins.

Selling and administrative expenses increased $0.9 million or 13% over last year's quarter due primarily to employee related costs and benefit expenses. Third quarter interest expense increased $0.1 million over the prior year due to increased interest rates and increased borrowings. The increase in borrowings was due primarily to an increase in working capital requirements as well as higher than typical capital investments made during the past three quarters. The Company's income tax rate from continuing operations was 32.2% in the third quarter compared to 31.5% in the prior year quarter.

"Rail Products continued to deliver strong sales and more importantly, improved gross profit margins. Our concrete tie business results improved over last year due to strong activity at our Spokane and Grand Island facilities. Our precast buildings business also contributed significantly improved margins on moderately increased sales and our Fabricated Products Division continued its improvement over last year's third quarter as well as the first two quarters of this year," remarked Stan Hasselbusch, President and Chief Executive Officer. "We are also pleased to report that our Tucson concrete tie facility has recently ramped up production of concrete ties as it nears the completion of its commissioning period." added Mr. Hasselbusch.

2006 Year-to-Date Results

In the first nine months of 2006, L.B. Foster had income from continuing operations of $7.7 million or 72 cents per diluted share compared to $4.4 million or 42 cents per diluted share for the first nine months of 2005. Income from discontinued operations for the first nine months of 2006 was $2.8 million which includes the gain on the sale of our former Geotechnical Division of $3.0 million, reduced by a $0.2 million loss from operations and wind down costs. The discontinued operations income tax provision was favorably affected by the release of a valuation allowance recorded in 2003 related to a capital loss carryforward.

Net sales for the first nine months of 2006 increased 12% to $279.3 million compared to $249.3 million in 2005. Gross profit margin was 13.3%, up 190 basis points from the first nine months of 2005, primarily as a result of increased billing margins.

Selling and administrative expenses increased $3.5 million or 16% over the same prior year period due primarily to employee related costs and benefit expenses. Interest expense increased $0.6 million over the prior year due to increased interest rates and increased borrowings. The Company's income tax rate from continuing operations was 31.3% compared to 32.5% in the prior year.

Cash used by operations was approximately $7.0 million for the first nine months of 2006, due to an expected ramp up in activity in anticipation of a seasonally strong spring/summer period, however third quarter cash generated from operations was $7.3 million. Capital expenditures for the first nine months were $12.8 million as we have substantially completed the construction of our Tucson concrete tie facility.

Mr. Hasselbusch concluded, "Overall business activity remains strong and is reflected in our third quarter order bookings. Bookings for the first nine months were $344 million, 24% higher than the same period last year. Backlog at September 30, 2006 was $171 million, 62% higher than last year, which we expect to translate into a strong fourth quarter."


L. B. Foster Company will conduct a conference call and webcast to discuss its third quarter operating results on Thursday, October 26, 2006 at 11:00am ET. The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, adequate funding for infrastructure projects, the potential value of the Dakota Minnesota & Eastern Railroad, delays or problems encountered during construction or implementation at our concrete tie facilities, and the continued availability of existing and new piling and rail products. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates," "expects," or "will," generally should be considered forward-looking statements. More detailed information on these and additional factors which could affect the Company's operating and financial results are described in the Company's Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                      L. B. FOSTER COMPANY AND SUBSIDIARIES
                    (In Thousands, Except Per Share Amounts)

                                                                             Three Months Ended            Nine Months Ended
                                                                               September 30,                  September 30,
                                                                         ------------------------        ------------------------
                                                                           2006            2005            2006           2005
                                                                         ------------------------        ------------------------
                                                                               (Unaudited)                    (Unaudited)

NET SALES                                                                 $95,868         $90,915        $279,336       $249,260

COSTS AND EXPENSES:
Cost of goods sold                                                         81,978          80,079         242,197        220,952
Selling and administrative
  expenses                                                                  8,245           7,316          24,661         21,194
Interest expense                                                              892             778           2,415          1,775
Other income                                                                 (322)           (478)         (1,186)        (1,205)
                                                                          --------        --------       ---------      ---------
                                                                           90,793          87,695         268,087        242,716
                                                                          --------        --------       ---------      ---------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                       5,075           3,220          11,249          6,544

INCOME TAXES                                                                1,635           1,013           3,524          2,125
                                                                          --------        --------       ---------      ---------

INCOME FROM CONTINUING OPERATIONS, NET OF TAX                               3,440           2,207           7,725          4,419

DISCONTINUED OPERATIONS:
INCOME FROM DISCONTINUED OPERATIONS                                           495             206           3,196            232
INCOME TAXES                                                                  237              65             357             77
                                                                          --------        --------       ---------      ---------

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX                               258             141           2,839            155

NET INCOME                                                                 $3,698          $2,348         $10,564         $4,574
                                                                          ========        ========       =========      =========

BASIC EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                                                $0.33           $0.22           $0.75          $0.44
  FROM DISCONTINUED OPERATIONS                                               0.02            0.01            0.27           0.02
                                                                          --------        --------       ---------      ---------
BASIC EARNINGS PER COMMON SHARE                                             $0.35           $0.23           $1.02          $0.45
                                                                          ========        ========       =========      =========

DILUTED EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                                                $0.32           $0.21           $0.72          $0.42
  FROM DISCONTINUED OPERATIONS                                               0.02            0.01            0.26           0.01
                                                                          --------        --------       ---------      ---------
DILUTED EARNINGS PER COMMON SHARE                                           $0.34           $0.22           $0.98          $0.44
                                                                          ========        ========       =========      =========

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC                                                        10,510          10,150          10,360         10,101
                                                                          ========        ========       =========      =========

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED                                                      10,872          10,534          10,780         10,453
                                                                          ========        ========       =========      =========


       L. B. Foster Company and Subsidiaries
            Consolidated Balance Sheet
                  (In thousands)

                                                          September 30,           December 31,
                                                              2006                    2005
                                                          -------------           -----------
ASSETS                                                     (Unaudited)

CURRENT ASSETS:
---------------
   Cash and cash items                                         $3,764                 $1,596
   Accounts and notes receivable:
      Trade                                                    50,407                 44,087
      Other                                                       480                  1,354
   Inventories                                                 80,410                 67,044
   Current deferred tax assets                                  1,779                  1,779
   Other current assets                                         1,219                    703
   Prepaid income tax                                           2,901                    582
   Current assets of discontinued operations                        -                  3,867
                                                          -------------           -----------
               Total Current Assets                           140,960                121,012
                                                          -------------           -----------

OTHER ASSETS:
-------------
   Property, plant & equipment-net                             49,891                 38,761
   Goodwill                                                       350                    350
   Other intangibles - net                                         83                    144
   Investments                                                 16,429                 15,687
   Deferred tax assets                                          1,228                  1,183
   Other non-current assets                                       384                    177
   Assets of discontinued operations                                -                  1,554
                                                          -------------           -----------
                Total Other Assets                             68,365                 57,856
                                                          -------------           -----------
                                                             $209,325               $178,868
                                                          =============           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
--------------------
   Current maturities on long-term debt                        $2,169                 $1,759
   Short-term borrowings                                        8,059                  5,881
   Accounts payable-trade and other                            45,643                 41,087
   Accrued payroll and employee benefits                        5,410                  5,875
   Current deferred tax liabilities                             4,845                  4,845
   Other accrued liabilities                                    2,002                  3,710
   Current liabilities of discontinued operations                 285                  1,760
                                                          -------------           -----------
               Total Current Liabilities                       68,413                 64,917
                                                          -------------           -----------

LONG-TERM BORROWINGS                                           30,625                 20,848
                                                          -------------           -----------
OTHER LONG-TERM DEBT                                            9,773                  8,428
                                                          -------------           -----------
DEFERRED TAX LIABILITIES                                        1,615                  1,615
                                                          -------------           -----------
OTHER LONG-TERM LIABILITIES                                     4,134                  3,071
                                                          -------------           -----------

STOCKHOLDERS' EQUITY:
---------------------
   Class A Common stock                                           105                    102
   Paid-in Capital                                             39,698                 35,598
   Retained Earnings                                           55,877                 45,313
   Treasury Stock                                                   -                   (126)
   Accumulated Other Comprehensive Loss                          (915)                  (898)
                                                          -------------           -----------
               Total Stockholders' Equity                      94,765                 79,989
                                                          -------------           -----------
                                                             $209,325               $178,868
                                                          =============           ===========
